Exhibit 99.1

THE MARCUS CORPORATION REPORTS RECORD REVENUES AND INCREASED EARNINGS FOR THE SECOND QUARTER OF FISCAL 2017

Marcus Theatres® achieves record results and continues to outperform the industry, despite a weaker film slate during the quarter

Milwaukee, Wis., July 27, 2017… The Marcus Corporation (NYSE: MCS) today reported record revenues and operating income and increased net earnings and earnings per share for the second quarter of fiscal 2017 ended June 29, 2017.

Second Quarter Fiscal 2017 Highlights

•	Total revenues for the second quarter of fiscal 2017 were a record $152,775,000, a 13.2% increase from revenues of $134,978,000 for the second quarter of fiscal 2016.
•	Operating income for the second quarter of fiscal 2017 was a record $18,741,000, a 2.6% increase from operating income of $18,261,000 for the second quarter of fiscal 2016.
•	Net earnings attributable to The Marcus Corporation were $10,124,000 for the second quarter of fiscal 2017, an 8.4% increase from net earnings attributable to The Marcus Corporation of $9,336,000 for the second quarter of fiscal 2016.
•	Net earnings per diluted common share attributable to The Marcus Corporation were $0.36 for the second quarter of fiscal 2017, a 5.9% increase from net earnings per diluted common share attributable to The Marcus Corporation of $0.34 for the second quarter of fiscal 2016.

First Half Fiscal 2017 Highlights

•	Total revenues for the first half of fiscal 2017 were a record $310,729,000, a 19.3% increase from revenues of $260,422,000 for the first half of fiscal 2016.
•	Operating income was $36,766,000 for the first half of fiscal 2017, a 24.2% increase from operating income of $29,607,000 for the first half of fiscal 2016.

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•	Net earnings attributable to The Marcus Corporation were $19,577,000 for the first half of fiscal 2017, a 32.4% increase from net earnings attributable to The Marcus Corporation of $14,788,000 for the first half of fiscal 2016.
•	Net earnings per diluted common share attributable to The Marcus Corporation were $0.69 for the first half of fiscal 2017, a 30.2% increase from net earnings per diluted common share attributable to The Marcus Corporation of $0.53 for the first half of fiscal 2016.

“We are pleased that The Marcus Corporation again delivered increased operating results for our shareholders. Marcus Theatres reported record revenues and operating income in the second quarter and continued to outperform the industry, despite a weaker overall film slate. Results for Marcus Theatres were also impacted by pre-opening expenses related to two new theatres that opened during the quarter. Marcus Hotels & Resorts once again outperformed the competitive set in its markets, despite challenges posed by the April Easter holiday, which resulted in reduced group bookings during that period,” said Gregory S. Marcus, president and chief executive officer of The Marcus Corporation.

“Our performance for the first half of the fiscal year was strong, with two consecutive quarters of record results, including a 19.3% increase in revenues and a 32.4% increase in net earnings compared to the first half of fiscal 2016,” said Marcus.

Marcus Theatres®

Marcus Theatres reported a 22.7% increase in revenues and a 14.9% increase in operating income during the second quarter over the prior year period. Marcus Theatres outperformed the change in national box office revenues by nearly one percentage point on a comparable theatre basis compared to the same corresponding weeks in the prior year, according to Rentrak.

“The division’s outperformance was even more noteworthy considering we incurred pre-opening expenses at two new theatres that opened during the quarter and had a large number of screens out of service for renovations to expand our DreamLoungerSM recliner seating and signature food and beverage concepts to more locations,” said Marcus. “The 14 Wehrenberg Theatres® locations we acquired in December 2016 made a positive contribution to the record second quarter results.”

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Marcus Theatres added DreamLounger recliner seating at seven existing locations by the end of the quarter. “Additional DreamLounger upgrades are currently underway at five more locations, including several Wehrenberg theatres, which will elevate the moviegoing experience for more valued guests and further expand our industry leadership with this signature amenity,” said Rolando B. Rodriguez, chairman, president and chief executive officer of Marcus Theatres.

In April, the division opened Marcus Southbridge Crossing Cinema, a 10-screen theatre in Shakopee, Minn. that offers DreamLounger recliner seating in all auditoriums and two UltraScreen DLX® auditoriums, as well as a Zaffiro’s® Express and Take FiveSM Lounge.

Marcus Theatres’ new dining and movie concept, BistroPlexSM, opened in Greendale, Wis. on June 30. It features eight in-theatre dining auditoriums with DreamLounger recliners, including two SuperScreen DLX® auditoriums, plus a separate full-service bar and lounge area. “We like to describe BistroPlex as a ‘restaurant that serves movies,’” said Rodriguez. “Selections from our complete menu, which includes appetizers, entrees, sandwiches and desserts as well as the traditional popcorn, soda and candy, are delivered to guests by our in-auditorium wait staff. The customer feedback and results to date are encouraging, and we are considering potential opportunities to further expand this concept.”

The five top-performing films for Marcus Theatres in the second quarter of fiscal 2017 were Guardians of the Galaxy Vol. 2, Wonder Woman, The Fate of the Furious, The Boss Baby and Beauty and the Beast.

Films that have performed well so far in the third quarter include Despicable Me 3, Spider-man: Homecoming, War for the Planet of the Apes and Dunkirk. Additional films opening through the end of the third quarter include Atomic Blonde, The Emoji Movie, The Dark Tower, It, The Lego Ninjago Movie and Kingsman: The Golden Circle.

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Marcus® Hotels & Resorts

Marcus Hotels & Resorts’ revenue per available room (RevPAR) for comparable company-owned properties decreased 1.5% in the second quarter; however, the division still outperformed the competitive set in its markets by nearly three percentage points during the second quarter and by nearly five percentage points during the first half of the year. RevPAR for the first half of the year was up 1.0%.

“The division’s lower RevPAR for the second quarter was due in large part to the timing of the Easter holiday, which fell in April this year and negatively impacted group business. We had a particularly strong June and division group room-night pace for the remainder of the year is trending ahead of last year,” said Marcus.

“A significant part of our strategy is reinvesting in our existing properties to provide memorable experiences and the latest amenities. In May, we opened 29 new spacious, all-season villas at the Grand Geneva® Resort & Spa in Lake Geneva, Wis. We are very pleased with the positive consumer response and volume of bookings since the Villas were introduced,” said Joseph Khairallah, president and chief operating officer of Marcus Hotels & Resorts.

Construction continues on the new Omaha Marriott Downtown at The Capitol District in Omaha, Neb., which is expected to open this August. Marcus Hotels & Resorts is a minority investor and will manage the 12-story, 333-room upscale hotel in the heart of the Capitol District, an entertainment and shopping destination across the street from the CenturyLink Center and TD Ameritrade Park.

“We are actively seeking new management contracts to expand our hotel and resort portfolio and hope to have additional details to share in the second half of the year,” said Khairallah.

Conference Call and Webcast

Marcus Corporation management will hold a conference call today, Thursday, July 27, 2017, at 10:00 a.m. Central/11:00 a.m. Eastern time to discuss the second quarter results. Interested parties may listen to the call live on the Internet through the investor relations section of the company's website: www.marcuscorp.com, or by dialing 1-574-990-3059 and entering the passcode 45882782. Listeners should dial in to the call at least 5-10 minutes prior to the start of the call or should go to the website at least 15 minutes prior to the call to download and install any necessary audio software.

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A telephone replay of the conference call will be available through Thursday, August 3, 2017, by dialing 1-855-859-2056 and entering passcode 45882782. The webcast will be archived on the company’s website until its next earnings release.

About The Marcus Corporation

Headquartered in Milwaukee, Wisconsin, The Marcus Corporation is a leader in the lodging and entertainment industries, with significant company-owned real estate assets. The Marcus Corporation’s theatre division, Marcus Theatres®, is the fourth largest theatre circuit in the U.S. and currently owns or operates 895 screens at 69 locations in eight states. The company’s lodging division, Marcus® Hotels & Resorts, owns and/or manages 17 hotels, resorts and other properties in nine states.  For more information, please visit the company’s website at www.marcuscorp.com.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements include words such as we “believe,” “anticipate,” “expect” or words of similar import. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which may cause results to differ materially from those expected, including, but not limited to, the following: (1) the availability, in terms of both quantity and audience appeal, of motion pictures for our theatre division, as well as other industry dynamics such as the maintenance of a suitable window between the date such motion pictures are released in theatres and the date they are released to other distribution channels; (2) the effects of adverse economic conditions in our markets, particularly with respect to our hotels and resorts division; (3) the effects on our occupancy and room rates of the relative industry supply of available rooms at comparable lodging facilities in our markets; (4) the effects of competitive conditions in our markets; (5) our ability to achieve expected benefits and performance from our strategic initiatives and acquisitions; (6) the effects of increasing depreciation expenses, reduced operating profits during major property renovations, impairment losses, and preopening and start-up costs due to the capital intensive nature of our businesses; (7) the effects of weather conditions, particularly during the winter in the Midwest and in our other markets; (8) our ability to identify properties to acquire, develop and/or manage and the continuing availability of funds for such development; and (9) the adverse impact on business and consumer spending on travel, leisure and entertainment resulting from terrorist attacks in the United States or other incidents of violence in public venues such as hotels and movie theatres. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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THE MARCUS CORPORATION

Consolidated Statements of Earnings

(Unaudited)

(in thousands, except per share data)

	13 Weeks Ended		26 Weeks Ended
	June 29,	June 30,	June 29,	June 30,
	2017	2016	2017	2016
Revenues:
Theatre admissions	$52,135	$44,010	$115,976	$90,924
Rooms	29,125	29,323	50,059	49,375
Theatre concessions	35,179	28,503	76,075	58,384
Food and beverage	18,777	18,248	33,817	32,793
Other revenues	17,559	14,894	34,802	28,946
Total revenues	152,775	134,978	310,729	260,422

Costs and expenses:
Theatre operations	46,756	38,171	101,441	78,469
Rooms	10,261	10,500	19,459	19,801
Theatre concessions	9,981	8,093	21,099	15,829
Food and beverage	15,501	14,538	28,968	27,299
Advertising and marketing	6,022	5,505	11,584	10,493
Administrative	17,821	16,332	34,778	30,936
Depreciation and amortization	12,303	10,360	24,551	20,551
Rent	3,332	2,107	6,605	4,226
Property taxes	4,445	3,995	9,523	8,138
Other operating expenses	7,612	7,116	15,955	15,073
Total costs and expenses	134,034	116,717	273,963	230,815

Operating income	18,741	18,261	36,766	29,607

Other income (expense):
Investment income	38	9	110	17
Interest expense	(3,163)	(2,457)	(6,087)	(4,866)
Gain (loss) on disposition of property, equipment and other assets	428	(604)	29	(717)
Equity earnings from unconsolidated joint ventures, net	32	130	87	109
	(2,665)	(2,922)	(5,861)	(5,457)

Earnings before income taxes	16,076	15,339	30,905	24,150
Income taxes	5,951	5,993	11,663	9,524
Net earnings	10,125	9,346	19,242	14,626
Net earnings (loss) attributable to noncontrolling interests	1	10	(335)	(162)
Net earnings attributable to The Marcus Corporation	$10,124	$9,336	$19,577	$14,788

Net earnings per common share attributable to The Marcus Corporation - diluted	$0.36	$0.34	$0.69	$0.53

Weighted average shares outstanding - diluted	28,486	27,814	28,435	27,795

THE MARCUS CORPORATION

Condensed Consolidated Balance Sheets

(In thousands)

	(Unaudited)	(Audited)
	June 29,	December 29,
	2017	2016

Assets:

Cash, cash equivalents and restricted cash	$15,886	$8,705
Accounts and notes receivable	24,762	14,761
Refundable income taxes	8,221	1,672
Other current assets	13,299	11,005
Property and equipment, net	822,729	789,198
Other assets	83,617	85,925

Total Assets	$968,514	$911,266

Liabilities and Shareholders' Equity:

Accounts payable	$43,371	$31,206
Taxes other than income taxes	18,093	17,261
Other current liabilities	55,484	63,568
Current portion of capital lease obligation	6,832	6,598
Current maturities of long-term debt	11,993	12,040
Capital lease obligation	22,630	26,106
Long-term debt	308,368	271,343
Deferred income taxes	47,825	46,433
Deferred compensation and other	46,091	45,064
Equity	407,827	391,647

Total Liabilities and Shareholders' Equity	$968,514	$911,266

THE MARCUS CORPORATION

Business Segment Information

(Unaudited)

(In thousands)

	Theatres	Hotels/ Resorts	Corporate Items	Total

13 Weeks Ended June 29, 2017
Revenues	$93,816	$58,787	$172	$152,775
Operating income (loss)	17,960	5,783	(5,002)	18,741
Depreciation and amortization	7,808	4,401	94	12,303

13 Weeks Ended June 30, 2016
Revenues	$76,439	$58,435	$104	$134,978
Operating income (loss)	15,630	7,011	(4,380)	18,261
Depreciation and amortization	6,089	4,183	88	10,360

26 Weeks Ended June 29, 2017
Revenues	$205,204	$105,243	$282	$310,729
Operating income (loss)	42,651	3,071	(8,956)	36,766
Depreciation and amortization	15,601	8,758	192	24,551

26 Weeks Ended June 30, 2016
Revenues	$156,916	$103,267	$239	$260,422
Operating income (loss)	33,435	4,459	(8,287)	29,607
Depreciation and amortization	11,947	8,424	180	20,551

Corporate items include amounts not allocable to the business segments.  Corporate revenues consist principally of rent and the corporate operating loss includes general corporate expenses.  Corporate information technology costs and accounting shared services costs are allocated to the business segments based upon several factors, including actual usage and segment revenues.

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